CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated June 27, 2011, on the statement of assets and liabilities of Evercore Wealth Management Macro Opportunity Fund, a series of The Wall Street EWM Funds Trust, as of June 21, 2011, and to all references to our firm included in or made a part of this Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Evercore Wealth Management Macro Opportunity Fund’s Registration Statement on Form N-1A.

COHEN FUND AUDIT SERVICES, LTD.
Westlake, Ohio
June 27, 2011